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                                                                    EXHIBIT #2


                               INVESTMENT LETTER

Bigmar, Inc.
6660 Doubletree Avenue
Suite 20
Columbus, OH 43229

American Stock Transfer & Trust Co.
6201 15th Avenue - 3rd Floor
Brooklyn, New York 11219
Attn:  Wilbert Myles

Bricker & Eckler
100 South Third Street
Columbus, Ohio 43215

Gentlemen:

        This Investment Letter is being delivered to Bigmar, Inc. (the "Company"), American Stock Transfer & Trust Co., transfer agent for the Company ("Transfer Agent"), and Bricker & Eckler, legal counsel to the Company ("Legal Counsel"), in connection with certain transactions (the "Transactions") involving the purchase by the undersigned of an aggregate 1,293,663 shares (the "Shares") of common stock, par value $.001 per share, of the Company (the "Common Stock") pursuant to certain purchase/sale agreements (the "Agreements") between the undersigned and each of the following persons (the "Sellers") with respect to the number of Shares set forth opposite such person's name:

        Chemholding SA                       1,010,563 shares
        Maria Pia Melera                        70,775 shares
        Pierangelo Ghirlanda                    70,775 shares
        Giovanni Pelli                          70,775 shares
        Jan Jacob Van Troostenburg              70,775 shares
                de Bruyn


        This Investment Letter is intended to supplement the provisions of the Agreements in respect of the Transactions, and may be fully relied upon by each of the Company, the Transfer Agent and Legal Counsel in connection with the transfer of record ownership of the Shares from the Sellers to the undersigned pursuant to the Agreements.


        The undersigned represents, warrants and agrees as follows:

                1. The original Agreements were prepared in Italian. The undersigned has delivered to the Company and to Legal Counsel a bona
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        fide copy of the original, executed Agreement between the undersigned and Chemholding SA, together with an English translation version which fairly, accurately and completely sets forth the terms of such Agreement. Except for the identity of the Seller, the number of Shares and the purchase price thereof, each of the Agreements entered into with the other Sellers is identical to the Agreement between the undersigned and Chemholding SA.

                2. The undersigned is an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 because the undersigned is a director and executive officer of the Company.

                3. The Shares are being acquired by the undersigned only for the account of the undersigned and not on behalf of any other person.

                4. The Shares are being acquired by the undersigned for purpose of holding for investment and not with view to any further resale or other distribution thereof.

                5. The undersigned has no agreement, arrangement or understanding for transfer of the Shares or any interest therein to any other person or persons.

                6. The undersigned (a) either alone or together with his advisers has such knowledge and experience in financial and business matters to be able to evaluate the merits and risks of an investment in the Shares, (b) has been given or had access to sufficient information regarding the Company to evaluate the merits and risks of the investment in the Shares, and (c) is able to bear the economic risk of the investment in the Shares to enable the undersigned to hold the same for purposes of investment.

                7. The undersigned acknowledges and agrees that the Shares are restricted securities with the meaning of federal securities laws, that the transfer of the Shares is subject to significant restrictions under applicable federal and state securities laws, and that the certificates evidencing the Shares will bear an appropriate restrictive legend.

                8. The undersigned shall not offer for sale the Shares or any interest therein except (a) upon effective registration of the Shares under the Securities Act of 1933 and applicable state securities laws or
        (b) upon acceptance by the Company of an opinion of counsel in such form and by such counsel or of other documentation as satisfactory to counsel for the Company that registration is not required.

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        The undersigned agrees to defend, indemnify and hold harmless the
Company, the Transfer Agent, Legal Counsel and their respective affiliates and agents against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, attorneys fees and any and all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representations or warranty or breach or failure by the undersigned to comply with any covenant or agreement made by the undersigned herein or in any other document furnished by the undersigned in connection with the Transactions.

        IN WITNESS WHEREOF, the undersigned has executed this Investment Letter as of the 15th day of May, 1997.


                                                /s/ JOHN G. TRAMONTANA
                                                --------------------------
                                                John G. Tramontana